Sunningdale, Inc.

NAME CHANGE TO
ADAL GROUP INC.

SPECIMEN

SEE REVERSE FOR CERTAIN DEFINITIONS

NEW CUSIP
005473103

This Certifies That

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE COMMON SHARES, $.0001 PAR VALUE OF

Sunningdale, Inc.

transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

In Witness Whereof, *the Corporation has caused this Certificate to be signed by the facsimile signatures of its duly authorized officers and to be sealed with the facsimile seal of the Corporation.*

Dated:

PRESIDENT

SUNNINGDALE, INC. CORPORATE SEAL DELAWARE

SECRETARY

COUNTERSIGNED:
CORPORATE STOCK TRANSFER, INC.
3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209

By: ____________
Transfer Agent and Registrar Authorized Officer

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